Exhibit 99.1

Contact: Dan Kelly
July 22, 2004	(919) 774-6700

THE PANTRY REPORTS RECORD THIRD-QUARTER RESULTS

AND RAISES FISCAL 2004 GUIDANCE

Net income and EPS up sharply from a year ago

Sanford, North Carolina, July 22, 2004—The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its third fiscal quarter and nine months ended June 24, 2004.

The Company’s total revenues for the quarter were $935.9 million, a 31.5% increase from $711.5 million in the corresponding period last year. Net income for the quarter more than doubled to $13.7 million from $6.1 million a year ago, while diluted earnings per share were $0.66, a 100% increase from $0.33 in last year’s third quarter. The third quarter of fiscal 2003 included approximately $1.8 million (net of tax benefit of $1.1 million) of early debt extinguishment costs. Excluding those charges, net income for the third quarter of fiscal 2003 was $7.9 million, or $0.43 per share.

President and Chief Executive Officer Peter J. Sodini said, “We are very pleased with our record third-quarter financial results. Given the timing of our Golden Gallon acquisition last October, our refinancing transactions during the second fiscal quarter, and the seasonality of our business, this quarter was the first one in which we believe the full benefits of these transactions and management’s initiatives are clearly apparent. At the same time, we continue to achieve solid results from our core convenience store operations, including the gasoline segment of our business, despite a challenging gasoline market environment.”

Merchandise revenues for the quarter increased 3.5% on a comparable store basis, the Company’s 12th consecutive quarterly gain, and rose 14.6% overall. The merchandise gross margin was 33.4%, down slightly from 33.5% a year ago, due to increased promotional activity. Total merchandise gross profits for the quarter were $101.1 million, a 14.2% increase from last year’s third quarter. Commission income for the quarter was $8.2 million, up 26.0% from a year ago, partially due to increased revenues as a result of the new Tennessee state lottery.

Mr. Sodini continued, “Our merchandise and commission businesses, which again accounted for more than 70% of the Company’s total gross profits, continue to generate steady growth and consistent profitability. We believe our efforts to systematically fine-tune and upgrade our merchandise offerings over the last two years have enabled our stores to better meet consumers’ convenience needs, enhancing our competitiveness. Many of these programs are ongoing, as we work to further strengthen our leading regional market positions.”

Comparable store gasoline gallons for the quarter rose 0.2%, with total gallons sold up 13.7%. The average retail price per gallon was $1.82, a 24.7% increase from a year ago, contributing to a 41.8% increase in gasoline revenues. The gross margin per gallon was 13.0 cents, compared with 13.3 cents in last year’s third quarter. Gasoline gross profits for the quarter totaled $44.5 million, up 11.0% from a year ago.

Mr. Sodini said, “The downward trend in gasoline costs in June enabled us to more than offset relatively soft results in April and May, and to achieve an overall gasoline margin for the quarter somewhat above our earlier expectations. In part, this performance reflects our gasoline pricing and inventory management technologies, as well as the benefits of consolidating our gasoline supply relationships last year.”

During the quarter, the Company made further progress with its gasoline brand conversion and re-imaging programs. As of June 24, 2004, re-imaging had been completed at 425 locations, out of approximately 1,000 locations targeted for completion by the end of fiscal 2005. The stores are being converted (or re-imaged) to BP®, Citgo® or the Company’s Kangaroo® private label brand for their gasoline operations, and to Kangaroo ExpressSM branding for their merchandise operations.

For the first nine months of fiscal 2004, net income was $4.5 million, or $0.22 per share, compared with net income before cumulative effect of change in accounting principle of $8.7 million, or $0.47 per share, for the corresponding period last year. Reported results for the fiscal 2004 period include early debt extinguishment costs of approximately $14.2 million (net of tax benefit of $8.9 million) related to the debt refinancing, as well as approximately $0.8 million (net of tax benefit of $0.5 million) in expenses related to the Company’s secondary stock offering in January. In addition, there was duplicate interest expense on two issues of senior subordinated notes, for a one-month period when both were outstanding, of approximately $1.0 million (net of tax benefit of $0.7 million). Net income for the year to date excluding these financing-related items was $20.6 million, or $1.00 per share. For the first nine months of fiscal 2003, the Company incurred early debt extinguishment costs of approximately $1.8 million (net of tax benefit of $1.1 million). Net income before cumulative effect of change in accounting principle for the first nine months of fiscal 2003 excluding this item was $10.4 million, or $0.57 per share.

Excluding the unusual items described above, the Company currently expects its fiscal 2004 diluted earnings per share to be in a range between $1.58 and $1.63, compared to the previous guidance range of between $1.48 and $1.58. In fiscal 2003, net income per share before cumulative effect of change in accounting principle was $0.82. Fiscal 2004 is a 53-week fiscal year, with the extra week falling in the fourth fiscal quarter. The Company now expects that diluted earnings per share for fiscal 2004 will be in a range of $0.80 to $0.85.

Mr. Sodini concluded, “We expect our earnings per share for the fourth quarter of fiscal 2004 to nearly double the prior year level. With the substantial improvement in our operating performance, our increased financial flexibility, and the demonstrated benefits of integrating acquisitions, we look forward to capitalizing more fully on our strong market position in the Southeast over the next few years.”

Conference Call

Interested parties are invited to listen to the third quarter earnings conference call scheduled for Thursday, July 22, 2004 at 10:00 a.m. Eastern Daylight Time. The call will be broadcast live over the Internet and is accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until July 29, 2004.

Use of Non-GAAP Measures

EBITDA is not a measure of operating performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. We have included information concerning EBITDA as one measure of our cash flow and historical ability to service debt and because we believe investors find this information useful as it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined may not be comparable to similarly titled measures reported by other companies.

We use net income, net income before cumulative effect and earnings per share, each excluding certain unusual expense items, to evaluate our operations. Management believes this presentation is appropriate and enables investors to compare more accurately our ongoing financial performance over the periods presented. The information regarding net income, net income before cumulative effect and earnings per share, each excluding certain unusual expense items, as presented here may not be comparable to similarly titled measures reported by other companies.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2003 of approximately $2.8 billion. As of June 24, 2004, the Company operated 1,367 stores in ten states under a number of banners including The Pantry®, Kangaroo ExpressSM, Golden Gallon® and Lil Champ Food Store®. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: whether our ongoing merchandise and gasoline initiatives, our increased financial flexibility, improvements in our operating performance and future acquisitions will further strengthen or improve our current market positions; fluctuations in domestic and global petroleum and gasoline markets; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K, as amended, and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of July 22, 2004. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Nine Months Ended
	June 24,	June 26,	June 24,	June 26,
	2004	2003	2004	2003
Revenues:
Merchandise	$302,301	$263,890	$842,122	$741,130
Gasoline	625,448	441,093	1,616,021	1,274,745
Commissions	8,155	6,472	23,485	20,001

Total revenues	935,904	711,455	2,481,628	2,035,876
Cost of sales:
Merchandise	201,201	175,388	557,692	495,360
Gasoline	580,993	401,050	1,496,887	1,166,379

Total cost of sales	782,194	576,438	2,054,579	1,661,739
Gross profit	153,710	135,017	427,049	374,137
Operating expenses:
Operating, general and administrative	109,252	95,945	319,820	281,409
Depreciation and amortization	13,578	14,314	41,183	39,919

Total operating expenses	122,830	110,259	361,003	321,328
Income from operations	30,880	24,758	66,046	52,809
Other income (expense):
Loss on extinguishment of debt	—	(2,888)	(23,087)	(2,888)
Interest expense	(9,128)	(12,372)	(36,438)	(37,187)
Miscellaneous	482	396	845	1,337

Total other expense	(8,646)	(14,864)	(58,680)	(38,738)
Income before income taxes	22,234	9,894	7,366	14,071
Income tax expense	(8,560)	(3,809)	(2,836)	(5,419)

Net income before cumulative effect	13,674	6,085	4,530	8,652
Cumulative effect of change in accounting principle	—	—	—	(3,482)

Net income	$13,674	$6,085	$4,530	$5,170

Earnings per share:
Net income per diluted share	$0.66	$0.33	$0.22	$0.28
Net income per diluted share before cumulative effect	$0.66	$0.33	$0.22	$0.47
Diluted shares outstanding	20,709	18,450	20,600	18,300
Selected financial data:
EBITDA	$44,940	$39,468	$108,074	$94,065
Net cash provided by operating activities	$57,632	$32,984	$65,044	$34,549
Merchandise gross profit	$101,100	$88,502	$284,430	$245,770
Merchandise margin	33.4%	33.5%	33.8%	33.2%
Gasoline gallons	342,818	301,473	990,203	862,436
Gasoline gross profit	$44,455	$40,043	$119,134	$108,366
Gasoline margin per gallon (1)	$0.1297	$0.1328	$0.1203	$0.1257
Gasoline retail per gallon	$1.82	$1.46	$1.63	$1.48
Comparable store data:
Merchandise sales %	3.5%	0.5%	3.2%	2.0%
Gasoline gallons %	0.2%	0.6%	1.6%	-0.2%
Number of stores:
End of period	1,367	1,271	1,367	1,271
Weighted-average store count	1,371	1,272	1,370	1,278

Notes:

(1)    Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 24, 2004	September 25, 2003
Assets
Cash and cash equivalents	$103,364	$72,901
Receivables, net	37,009	30,423
Inventories	96,043	84,156
Other current assets	$18,792	$12,673

Total current assets	$255,208	$200,153

Property and equipment, net	405,372	400,609
Goodwill, net	338,649	278,629
Other	35,740	34,774

Total assets	$1,034,969	$914,165

Liabilities and shareholders’ equity
Current maturities of long-term debt	$12,030	$27,558
Current maturities of capital lease obligations	1,375	1,375
Accounts payable	106,294	78,885
Other accrued liabilities	$64,390	$4,881

Total current liabilities	$184,089	$182,699

Long-term debt	583,018	470,011
Environmental expenses	13,886	13,823
Deferred income taxes	52,852	50,015
Deferred revenue	32,154	37,251
Capital lease obligations	14,769	15,779
Other	16,290	15,922
Total shareholders’ equity	$137,911	$128,665

Total liabilities and shareholders’ equity	$1,034,969	$914,165

The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

	Quarter Ended		Nine Months Ended
	June 24, 2004	June 26, 2003	June 24, 2004	June 26, 2003
EBITDA	$44,940	$39,468	$108,074	$94,065
Interest expense and loss on extinguishment of debt	(9,128)	(15,260)	(59,525)	(40,075)
Adjustments to reconcile net income to net cash provided by operating activities (other than depreciation and amortization, income taxes and cumulative effect of change in accounting principle)	(711)	3,490	24,682	5,585
Changes in operating assets and liabilities, net:
Assets	(2,441)	5,051	(7,850)	4,407
Liabilities	24,972	235	(337)	(29,433)

Net cash provided by operating activities	$57,632	$32,984	$65,044	$34,549

	Nine Months Ended
	June 24, 2004	EPS	June 26, 2003	EPS
Net income before cumulative effect of change in accounting principle	$4,530	$0.22	$8,652	$0.47
Financing related charges, net of tax:
Loss on extinguishment of debt	14,199	0.69	1,776	0.10
Secondary stock offering expenses	800	0.04	—	—
Duplicate interest, senior subordinated notes	1,046	0.05	—	—

Net income, excluding financing related charges	$20,574	$1.00	$10,428	$0.57

	Fiscal Year 2004—Guidance Range
	Net Income	EPS	Net Income	EPS
Net income	$16,500	$0.80	$17,500	$0.85
Financing related charges, net of tax:
Loss on extinguishment of debt	14,199	0.69	14,199	0.69
Secondary stock offering expenses	800	0.04	800	0.04
Duplicate interest, senior subordinated notes	1,046	0.05	1,046	0.05

Net income, excluding financing related charges	$32,544	$1.58	$33,544	$1.63